AMENDMENT NO. 3
TO THE
INVESTMENT SUB-ADVISORY AGREEMENT


      THIS AMENDMENT NO. 3 TO THE INVESTMENT
SUB-ADVISORY AGREEMENT ("Amendment") is dated as of March 7, 2017, by and among THE VARIABLE ANNUITY
LIFE INSURANCE COMPANY, a Texas life insurer
("VALIC"), and J.P. MORGAN INVESTMENT
MANAGEMENT INC., a Delaware corporation (the
"Subadviser").

W I T N E S S E T H:

      WHEREAS, VALIC and VALIC Company I, a Maryland corporation ("VC I"), have entered into an Investment Advisory
Agreement dated as of January 1, 2002, as amended from time to time (the "Advisory Agreement"), pursuant to which VALIC has agreed to provide investment management, advisory and administrative services to VC I, and pursuant to which VALIC may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement; and

      WHEREAS, VALIC and the Subadviser are parties to an Investment Sub-Advisory Agreement dated as of October 1, 2011, as amended from time to time (the "Agreement"), pursuant to which the Subadviser furnishes investment advisory services to certain series (each, a "Covered Fund," and collectively, the "Covered Funds") of VC I, as listed on Schedule A of the Agreement; and

      WHEREAS, the Board of Directors of VC I, including a majority of the Directors who are not "interested persons" of VC I, as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, has approved this Amendment to the Agreement; and

      WHEREAS, VALIC has received an exemptive order from the U.S. Securities and Exchange Commission that permits
VALIC, subject to certain conditions, to enter into subadvisory agreements with unaffiliated investment advisers without first obtaining shareholder approval.

      NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

      1.	Amendment. Schedule A to the Agreement, which
is attached hereto and made a part hereof, is hereby amended and restated to include Small Cap Fund, a series of VC I, by inserting the following to the end of the fee table:

Small Cap Fund
0.55% on the first $200
million
0.50% thereafter

      2. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

      3.	Full Force and Effect. Except as expressly
supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

      4.	Miscellaneous. Capitalized terms used but not
defined herein shall have the meanings assigned to them in the Agreement.

      IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

				THE VARIABLE ANNUITY
LIFE INSURANCE COMPANY


				By: 	/s/ Thomas M. Ward

				Name:	Thomas M. Ward
				Title:	Vice President


				J.P. MORGAN INVESTMENT
MANAGEMENT INC.


				By: 	/s/ Robert Kravantka

				Name:	Robert Kravantka
				Title:	Vice President



SCHEDULE A
COVERED FUND(S)

Effective March 7, 2017

Annual Fee computed at the following annual rate, based on average daily net asset value for each month on that portion of the assets managed by SUB-ADVISER, and payable monthly:

	Covered Fund				Fee

Emerging Economies Fund
0.50% on the first $150 million;
0.45% on the next $150 million;
and
0.40% on assets over $300 million

Government Securities Fund
0.25% on the first $75 million;
0.20% on the next $75 million;
0.15% on the next $100 million;
and
0.10% on assets over $250 million

Growth & Income Fund
0.25% on the first $500 million;
and
0.225% on assets over $500
million

Small Cap Fund
0.55% on the first $200 million
0.50% thereafter



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